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                                                                    EXHIBIT 23.3


                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Ribi ImmunoChem Research, Inc.

We consent to the incorporation by reference in Amendment No. 3 of the registration statement on Form S-3 to be filed on or about April 6, 2000 of Corixa Corporation of our report dated January 22, 1999, with respect to the balance sheets of Ribi ImmunoChem Research, Inc. as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the Form 8-Ks of Corixa Corporation dated August 18, 1999 and October 6, 1999 and to the reference to our firm under the heading "Experts" in the prospectus.


Billings, Montana                       KPMG LLP
April 6, 2000